Exhibit 3.146

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

WEEKLY READER CORPORATION

Weekly Reader Corporation, (the “Corporation”) a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”) does hereby certify that the Amended and Restated Certificate of Incorporation set forth below has been approved by the Corporation’s Board of Directors and was duly adopted in accordance with the provisions of Sections 141(f), 242 and 245 of the DGCL, and that in lieu of a meeting of stockholders, the stockholders have approved and consented to the amendment and restatement of the original Certificate of Incorporation filed on November 28, 1990, in accordance with the provisions of Section 228, 242 and 245 of the DGCL.

FIRST:                                                        The name of the corporation (hereinafter called the “Corporation”) is: Weekly Reader Corporation.

SECOND:                                        The address of the registered office of the Corporation in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, Kent County, Delaware 19904.  The name of the registered agent of the Corporation at such address is National Registered Agents, Inc.

THIRD:                                                     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:                                         The total number of shares of stock which the Corporation shall have authority to issue is Three Million (3,000,000) shares of Common Stock, par value $.01 per share.

FIFTH:                                                         The name and address of the incorporator is Beverly C. Chell, 717 Fifth Avenue, New York City, New York 10022.

SIXTH:                                                      The Board of Directors of the Corporation acting by majority vote, may alter, amend or repeal the By-Laws of the Corporation.

SEVENTH:                                   Except as otherwise provided by the Delaware General Corporation Law as the same exists or may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  Any repeal or modification of this Article Seventh by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

IN WITNESS WHEREOF, the undersigned has signed this Amended and Restated Certificate of Incorporation this 19th day of November, 2007.

/s/ Andrea R. Newborn
Andrea R. Newborn
Secretary